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EXHIBIT 3.32

ARTICLES OF INCORPORATION
OF
VIRGINIA PARKING SERVICE, INC.

        We, the undersigned, do hereby associate ourselves to form a corporation under the provisions of Chapter 1 of Title 13.1 of the Code of Virginia, and to which end we do set forth the following:

ARTICLE A.

        The name of the corporation is VIRGINIA PARKING SERVICE, INC.

ARTICLE B.

        The purpose or purposes for which the corporation is organized are:

    1.
    To own, lease and operate parking lots, parking garages and other parking facilities for motor vehicles of every sort, class and description, as principal or as agent, alone or in partnership with any other person, firm or corporation.

    2.
    To carry on a general real estate investment and development business to buy, sell or lease and otherwise turn real estate to account, alone or in partnership with any other person, firm or corporation.

    3.
    To manufacture, sell, distribute, lease and otherwise turn to account parking equipment, meters, devices and supplies of every sort, class and description, as principal or as agent, alone or in partnership with any other person, firm or corporation.

    4.
    To carry on the business of a consultant in the fields of parking, traffic merchandising and management.

    5.
    In addition, the corporation may engage in any business in which a corporation organized under the laws of Virginia may engage except any business that is required to be specifically set forth in the Articles of Incorporation and in the carrying out of its objects and purposes, the corporation shall have and exercise all powers necessary and convenient to effect any or all of the purposes for which the corporation is organized.

ARTICLE C.

        The aggregate number of shares which the corporation shall have authority to issue is Twenty-five Thousand (25,000) shares of common stock of the par value of One Dollar ($1.00) per share. Each share shall carry full preemptive rights and shall entitle the holder thereof to one (1) vote in any meeting of the stockholders.

ARTICLE D.

        The Post Office address of the initial Registered Office of the corporation is 921 Ross Building, Eighth & Main Streets, in the City of Richmond, Virginia. The name of its initial Registered Agent is R. E. Cabell, Jr., who is a resident of the State of Virginia, a member of the Virginia State Bar, and whose business address is the same as the Registered Office of the Corporation.

        The number of Directors constituting the initial Board of Directors is three (3) and the names and addresses of the persons who are to serve as the original Directors are:

Stephen A. Meyers	507 East Marshall Street Richmond, Virginia
Susan J. Meyers	507 East Marshall Street Richmond, Virginia
Irving J. Meyers	111 North Foushee Street Richmond, Virginia

        During his term of office and thereafter, no officer or director of this corporation or his estate, personal representatives or heirs, shall be liable to the corporation or to any one claiming under, through or in the right of the corporation by reason of any action taken or omitted by him in good faith in his capacity as such officer or director. The foregoing provision shall not exclude other defenses or rights such officer or director may be entitled to as a matter of law or equity.

        If, during his term of office or thereafter, any officer or director of this corporation, or his estate, personal representatives or heirs, shall reasonably incur expenses or liabilities in resisting any claim or litigation, by whomsoever asserted, arising out of or in connection with any action taken or omitted in good faith as such officer, or director, the corporation shall indemnify him or them against such expenses or liabilities. For the purposes of this paragraph, (a) the term "expenses or liabilities" shall include, but not be limited to, attorneys' fees, court costs, judgments and the costs of reasonable settlements, and (b) the term "reasonable settlements" shall include, but not be limited to, settlements or compromises approved by the Board of directors or by counsel for the corporation in or written opinion to the President that the settlement or compromise is in the interests of the. corporation and falls within these provisions. The foregoing right of indemnification shall not be exclusive of other rights to which such officer or director may be entitled as a matter of law or equity.

        For the purposes of the foregoing provisions, the good faith of an officer or director of this corporation shall not be questioned on the ground that action was taken or omitted by him in reliance upon the correctness of information supplied by other officers or employees in the course of their duties or in reliance upon the advice of counsel for the corporation.

        The corporation, its directors, officers, employees and agents shall be fully protected in making any determination as to the existence or absence of liability, in making or refusing to make any payment on the basis of such determination, and in taking any other action under these provisions in reliance upon the advice of counsel. The indemnification provided herein shall not extend, however, to any case of wilful misconduct or gross negligence or to any matter contrary to public policy or any state or federal statute.

        WITNESS the following signatures and seals:

/s/ R.E. CABELL, JR. R. E. Cabell, Jr.	(SEAL)
/s/ L.M. MOORE L. M. Moore	(SEAL)
/s/ D.C. ROBBINS D. C. Robbins	(SEAL)

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  EXHIBIT 3.32
ARTICLES OF INCORPORATION OF VIRGINIA PARKING SERVICE, INC.